Exhibit 3.3

TEUCRIUM TRADING, LLC
(a Delaware limited liability company)

Instrument Establishing New Series of Teucrium Commodity Trust

June 16, 2010

WHEREAS, Section 3.2(b) of the Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”) of Teucrium Commodity Trust (the “Trust”) provides that new series of the Trust may be established and designated upon the execution by Teucrium Trading, LLC (the “Company”), the Trust’s sponsor, of an instrument setting forth such establishment and designation and the relative rights and preferences of such series;

WHEREAS, Section 4.6 of the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”) provides that the President of the Company may do all such lawful acts and things as are not required to be exercised or done by the members of the Company by statute, by the LLC Agreement or by the Company’s certificate of trust, and the establishment of new series is not so required to be done by the Company’s members;

NOW, THEREFORE, BE IT RESOLVED that, in consideration of the foregoing, the Company hereby establishes and designates the following five new series of the Trust (each a “Fund” and, collectively, the “Funds”):

Teucrium Sugar Fund
Teucrium Wheat Fund
Teucrium Soybean Fund
Teucrium Natural Gas Fund
Teucrium WTI Crude Oil Fund; and

FURTHER RESOLVED, that each Fund shall have the rights and preferences of a Fund under the Trust Agreement, including, without limitation, that each Fund shall own those assets specified in Section 3.7 of the Trust Agreement and be subject to the liabilities specified in Section 3.8 of the Trust Agreement.

Executed by the undersigned, the President of TEUCRIUM TRADING, LLC, as of the date first written above.

TEUCRIUM TRADING, LLC:

By:	/s/ Sal Gilbertie
Sal Gilbertie
President